                                                                      EXHIBIT 12

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)

                                                      YEAR ENDED SEPTEMBER 30,
                                       -------------------------------------------------------
                                        1997        1998        1999        2000        2001
                                       -------     -------     -------     -------     -------

CONSOLIDATED
Earnings:
    Income before income
       taxes .....................     $ 7,298     $12,638     $83,455     $42,799     $54,381
    Fixed charges ................         283       2,486      14,772      25,925      29,631
                                       -------     -------     -------     -------     -------
                                       $ 7,581     $15,124     $98,227     $68,724     $84,012
                                       =======     =======     =======     =======     =======

Fixed Charges:
    Interest expense .............     $   214     $ 1,161     $13,145     $23,230     $26,053
    Portion of rental cost
       Representing interest .....          69       1,325       1,627       2,695       3,578
                                       -------     -------     -------     -------     -------
                                       $   283     $ 2,486     $14,772     $25,925     $29,631
                                       =======     =======     =======     =======     =======

Ratio of Earnings to
    Fixed Charges ................        26.8         6.1         6.6         2.7         2.8
                                       =======     =======     =======     =======     =======